CarParts.com Reports Record Second Quarter 2022 Results

 Record Quarterly Sales of $176.2 million, up 12% year over year

10th Consecutive Quarter of Year over Year Sales Growth

Net Income of $4.1 million and Adjusted EBITDA of $8.3 million

TORRANCE, Calif. – August 2nd, 2022 – CarParts.com, Inc. (NASDAQ: PRTS), one of the leading e-commerce providers of automotive parts and accessories, is reporting results for the second quarter ended July 2, 2022.

Second Quarter 2022 Summary vs. Year-Ago Quarter

●	Net sales increased 12% year over year to $176.2 million and increased 44% on a two-year stack.
●	Gross profit increased 16% to $61.9 million, with gross margin increasing 120 basis points to 35.1%.
●	Net income was $4.1 million or $0.07 per diluted share, compared to net income of $2.1 million or $0.04 per diluted share.
●	Adjusted EBITDA of $8.3 million vs. $8.3 million.
●	Entered into an amended and restated $75 million credit facility with the ability to increase to $150 million, subject to certain terms and conditions. The facility is undrawn as of July 2, 2022.
●	For net revenues in the back half of 2022, the company projects double-digit year-over-year growth.

Management Commentary

“Q2 was another record for our company.” said David Meniane, CEO of CarParts.com. “We are excited to build a trusted and disruptive platform where we can help our customers solve their auto repair and maintenance needs. Our goal is to become the number one destination for customers that need help fixing their vehicles.”

“One of our core strategic pillars is innovation and I’m excited to announce our Do-It-For-Me experience is currently live on our website in certain test markets.”

Second Quarter 2022 Financial Results

Net sales in the second quarter of 2022 were $176.2 million compared to $157.5 million in the year-ago quarter. The increase was primarily driven by continued strong demand and the expanded capacity from our Grand Prairie distribution center.

Gross profit in the second quarter increased 16% to $61.9 million compared to $53.3 million in the second quarter last year, with gross margin increasing 120 basis points to 35.1%.

Total operating expenses in the second quarter were $57.6 million compared to $51.0 million in the second quarter last year due to an increase in sales and investments in the business.

Net income in the second quarter was $4.1 million compared to a net income of $2.1 million in the second quarter last year.

Adjusted EBITDA in the second quarter was $8.3 million compared to $8.3 million in the year-ago quarter.

On July 2, 2022, the Company had a cash balance of $15.2 million, no revolver debt and no outstanding trade letters of credit (“LCs”), compared to no revolver debt, no outstanding trade LCs and a $18.1 million cash balance at prior fiscal year-end January 1, 2022.

Conference Call

CarParts.com CEO David Meniane and CFO Ryan Lockwood will host a conference call today to discuss the results, followed by a question and answer period.

Date: Tuesday, August 2, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: www.carparts.com/investor/news-events

To listen to the live call, please click the link above to access the webcast. A replay of the audio webcast will be archived on the Company’s website at www.carparts.com/investor.

About CarParts.com, Inc.

With over 25 years of experience, and more than 50 million parts delivered, we’ve streamlined our website and sourcing network to better serve the way drivers get the parts they need. Utilizing the latest technologies and design principles, we’ve created an easy-to-use, mobile-friendly shopping experience that, alongside our own nationwide distribution network, cuts out the brick-and-mortar supply chain costs and provides quality parts at a budget-friendly price.

CarParts.com is headquartered in Torrance, California.

Non-GAAP Financial Measures

Regulation G, and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide “Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income (loss) before (a) interest expense, net; (b) income tax provision; (c) depreciation and amortization expense; (d) amortization of intangible assets; and (e) share-based compensation expense. A reconciliation of Adjusted EBITDA to net income (loss) is provided below.

The Company believes that this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Management uses Adjusted EBITDA as one measure of the Company’s operating performance because it assists in comparing the Company’s operating performance on a consistent basis by removing the impact of stock compensation expense as well as other items that we do not believe are representative of our ongoing operating performance. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; and for evaluating the effectiveness of operational strategies. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the ongoing operations of companies in our industry.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are all unusual, infrequent or non-recurring.

Safe Harbor Statement

This press release contains statements which are based on management’s current expectations, estimates and projections about the Company’s business and its industry, as well as certain assumptions made by the Company. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Words such as “anticipates,” “could,” “expects,” “intends,” “plans,” “potential,” “believes,” “predicts,” “projects,” “seeks,” “estimates,” “may,” “will,” “would,” “will likely continue” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial condition, our potential growth, our ability to innovate, our ability to gain market share, and our ability to expand and improve our product offerings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, competitive pressures, our dependence on search engines to attract customers, demand for the Company’s products, the online market and channel mix for aftermarket auto parts, the economy in general, increases in commodity and component pricing that would increase the Company’s product costs, the operating restrictions in its credit agreement, the weather and any other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.carparts.com/investor and the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Investor Relations:

Ryan Lockwood, CFA

IR@carparts.com

Summarized information for the periods presented is as follows (in millions):

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$176.22	$157.54	$342.27	$302.34
Gross profit	$61.94	$53.35	$123.10	$102.52
	35.1%	33.9%	36.0%	33.9%
Operating expense	$57.64	$51.01	$116.42	$102.69
	32.7%	32.4%	34.0%	34.0%
Net income (loss)	$4.12	$2.07	$6.22	$(0.65)
	2.3%	1.3%	1.8%	(0.2)%
Adjusted EBITDA	$8.32	$8.35	$17.74	$11.91
	4.7%	5.3%	5.2%	3.9%

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented (in thousands):

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net income (loss)	$4,118	$2,072	$6,221	$(650)
Depreciation & amortization	3,308	2,171	6,265	4,550
Amortization of intangible assets	27	27	55	55
Interest expense, net	342	263	633	512
Taxes	17	113	69	168
EBITDA	$7,812	$4,646	$13,243	$4,635
Stock compensation expense	$506	$3,699	4,498	7,272
Adjusted EBITDA	$8,318	$8,345	$17,741	$11,907

CARPARTS.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

(Unaudited, in Thousands, Except Per Share Data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021
Net sales	$176,220	$157,536	$342,273	$302,338
Cost of sales (1)	114,285	104,187	219,176	199,815
Gross profit	61,935	53,349	123,097	102,523
Operating expense	57,644	51,013	116,415	102,685
Income (loss) from operations	4,291	2,336	6,682	(162)
Other income (expense):
Other, net	190	116	246	197
Interest expense	(346)	(267)	(638)	(517)
Total other expense, net	(156)	(151)	(392)	(320)
Income (loss) before income taxes	4,135	2,185	6,290	(482)
Income tax provision	17	113	69	168
Net income (loss)	4,118	2,072	6,221	(650)
Other comprehensive gain (loss):
Foreign currency translation adjustments	104	16	124	30
Unrealized (loss) gain on deferred compensation trust assets	(100)	38	(134)	73
Total other comprehensive gain (loss)	4	54	(10)	103
Comprehensive income (loss)	$4,122	$2,126	$6,211	$(547)
Net income (loss) per share:
Basic net income (loss) per share	$0.08	$0.04	$0.12	$(0.01)
Diluted net income (loss) per share	$0.07	$0.04	$0.11	$(0.01)
Weighted-average common shares outstanding:
Shares used in computation of basic net income (loss) per share	54,210	51,684	53,744	50,222
Shares used in computation of diluted net income (loss) per share	57,210	57,122	57,315	50,222

(1)	Excludes depreciation and amortization expense which is included in operating expense.

CARPARTS.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, In Thousands, Except Par Value Data)

	July 2,	January 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$15,224	$18,144
Accounts receivable, net	7,085	5,015
Inventory, net	163,016	138,851
Other current assets	8,299	6,592
Total current assets	193,624	168,602
Property and equipment, net	24,172	20,736
Right-of-use - assets - operating leases, net	26,103	28,680
Right-of-use - assets - finance leases, net	20,289	15,130
Other non-current assets	2,711	2,188
Total assets	$266,899	$235,336
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$82,887	$67,372
Accrued expenses	18,724	17,517
Customer deposits	571	826
Right-of-use - obligation - operating, current	4,068	4,201
Right-of-use - obligation - finance, current	4,489	2,953
Other current liabilities	4,071	3,925
Total current liabilities	114,810	96,794
Right-of-use - obligation - operating, non-current	23,784	26,367
Right-of-use - obligation - finance, non-current	16,602	12,868
Other non-current liabilities	3,449	3,739
Total liabilities	158,645	139,768
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 54,360 and 52,960 shares issued and outstanding as of July 2, 2022 and January 1, 2022 (of which 2,565 are treasury stock)	57	56
Treasury stock	(7,625)	(7,625)
Additional paid-in capital	289,137	282,663
Accumulated other comprehensive gain	264	274
Accumulated deficit	(173,579)	(179,800)
Total stockholders’ equity	108,254	95,568
Total liabilities and stockholders' equity	$266,899	$235,336

CARPARTS.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, In Thousands)

	Twenty-Six Weeks Ended
	July 2,	July 3,
	2022	2021
Operating activities
Net income (loss)	$6,221	$(650)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	6,265	4,550
Amortization of intangible assets	55	55
Share-based compensation expense	4,498	7,272
Stock awards issued for non-employee director service	11	12
Stock awards related to officers and directors stock purchase plan from payroll deferral	27	—
Gain from disposition of assets	(17)	—
Amortization of deferred financing costs	21	9
Changes in operating assets and liabilities:
Accounts receivable	(2,070)	(676)
Inventory	(24,165)	(24,649)
Other current assets	(1,739)	1,316
Other non-current assets	(741)	540
Accounts payable and accrued expenses	17,466	12,883
Other current liabilities	(109)	42
Right-of-use obligation - operating leases - current	(105)	430
Right-of-use obligation - operating leases - long-term	(20)	(76)
Other non-current liabilities	(139)	(77)
Net cash provided by operating activities	5,459	981
Investing activities
Additions to property and equipment	(7,797)	(5,398)
Proceeds from sale of property and equipment	44	—
Net cash used in investing activities	(7,753)	(5,398)
Financing activities
Borrowings from revolving loan payable	5,296	90
Payments made on revolving loan payable	(5,296)	(90)
Payments on finance leases	(1,966)	(990)
Net proceeds from issuance of common stock for ESPP	432	—
Statutory tax withholding payment for share-based compensation	—	(3)
Proceeds from exercise of stock options	929	2,779
Net cash (used in) provided by financing activities	(605)	1,786
Effect of exchange rate changes on cash	(21)	(22)
Net change in cash and cash equivalents	(2,920)	(2,653)
Cash and cash equivalents, beginning of period	18,144	35,802
Cash and cash equivalents, end of period	$15,224	$33,149
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use operating asset acquired	$—	$17
Right-of-use finance asset acquired	$7,235	$3,629
Accrued asset purchases	$1,060	$1,954
Share-based compensation expense capitalized in property and equipment	$579	$1,018
Stock issued for services	$81	$389
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$148	$65
Cash paid during the period for interest	$653	$543